Exhibit 4.42

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with (a) the report entitled “An Independent Technical Report on the Modder East Gold Project, Located near Springs, Gauteng Province, Republic of South Africa” dated August 31, 2006 and amended October 26, 2006, (b) the report entitled “An Independent Technical Report on the Eastern Mining Assets, Located near Springs, Gauteng Province, Republic of South Africa” dated September 1, 2005 and amended October 20, 2005 and (c) the report entitled “Dominion Uranium Project, North West Province, Republic of South Africa” dated August 1, 2006 and amended on October 26, 2006 and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement. Furthermore the undersigned also places on record that he left SRK Consulting at the end of June 2006. With respect to reports referenced as (a) and (c), the undersigned did undertake work on the preparation of these reports, but also places on record that these reports were completed by others and also amended by others after he left the employment of SRK Consulting.

Date: June 25, 2007

/s/ Dr. M. Harley
Dr. M. Harley